UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2012

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 918-4480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On October 9, 2012, Alion Science and Technology Corporation (“Alion” or the “Company”) filed a current report on Form 8-K to report the September 30, 2012 sale of approximately $1.1 million worth of its common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”). The Company sold approximately 68,647 shares to the Trust at an average price of $16.45 per share for aggregate proceeds of approximately $1.1 million. The Company issued approximately 402,294 additional shares to the Trust, at an average price per share of $16.45, as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan. The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

State Street Bank and Trust Company, as trustee (“the Trustee”) of the ESOP, has selected a final value of $16.45 per share for Alion’s common stock as of September 30, 2012 (the “Valuation Date”).

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods: (i) Discounted Cash Flow; and (ii) Comparable Transaction, i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples. The methodology used for this valuation is consistent with the March 2012 valuation conducted by the valuation firm on behalf of the Trustee.

The valuation firm did not use the Guideline Company Method in its current analysis or its March 2012 analysis. Current pricing multiples of guideline companies are near historical lows1. They are significantly below the pricing multiples implied by recent merger and acquisition activity in the government contracting sector. The significant gap between the pricing multiples of guideline companies and recent transactions in the industry suggests that current pricing multiples for non-controlling ownership interests may not be meaningful for purposes of valuing a controlling ownership interest. Because the ESOP owns a controlling interest in Alion, the Trustee and the valuation firm deemed the Guideline Company Method to be non-meaningful for the purpose of the current analysis.

Some of the factors that influenced the Trustee’s decision to select the value of $16.45 per share were the following:

•

Revenue for fiscal year 2012 increased relative to revenue in the 12-month period ended March 31, 2012 primarily due to increased contract work for the U.S. Navy, the Air Force Research Laboratory, and Special Forces, and increased activity within the Information Analysis Center IDIQ contracts;

[1]	The median market-based EBITDA pricing multiples from the Guideline Company Method decreased approximately 13% between September 30, 2011 and September 30, 2012.

•

However, projected revenue and earnings for fiscal years 2013 through 2017 were lower than the projections provided as part of the March 31, 2012 analysis, consistent with the continued uncertainty in the government contracting industry regarding federal budgets and contract delays;

•

The Fair Market Value of Alion’s debt was higher at September 30, 2012 compared with March 31, 2011 primarily due to the increase in the Fair Market Value of the Senior Unsecured Bonds, consistent with a shorter maturity period and the increase in the Senior Secured Bonds principal balance related to the accrual of paid-in-kind interest of $3.2 million;

•

Most of the increase in debt was offset by a higher cash balance resulting from the reduction of unbilled receivable balances, which led to both lower accounts receivable and days sales outstanding. Alion’s working capital position is expected to continue to improve in fiscal year 2013; and

•	Fully-diluted common shares outstanding increased between March 31, 2012 and September 30, 2012 principally due to shares issued by the Company.

The valuation firm prepared a written report containing its procedures, analyses, and opinion as to the appropriate value of Alion’s common stock. Such report is solely for the Trustee’s use in connection with its administration and operation of the ESOP and the exercise of its fiduciary responsibilities. In preparing its report, the third-party valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by Alion management, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those presented herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012	ALION SCIENCE AND TECHNOLOGY CORPORATION

	By:	/s/ Barry M. Broadus
Name: Barry M. Broadus
Title: Chief Financial Officer

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